EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-91416, 333-98065, 333-115834, and 333-123945) and Registration Statements (Forms S-3 No. 333-112469, 333-82526, 333-71315, 333-57309, and 333-123954) of Mid-America Apartment Communities, Inc. of our reports dated February 27, 2006, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., Mid-America Apartment Communities, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in the 2005 Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Memphis, Tennessee
February 27, 2006